Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Bob East, Westwicke	Jill Meyer, Tivity Health
(443) 213-0500	Jill.Meyer@TivityHealth.com
Tivity@Westwicke.com

Tivity Health Appoints Erin L. Russell and Anthony M. Sanfilippo to Board of Directors

NASHVILLE, Tenn., March 16, 2020 – Tivity Health® (Nasdaq: TVTY), a leading provider of nutrition, fitness and social engagement solutions, announced today that it will add two new independent members to its Board of Directors, Erin L. Russell and Anthony M. Sanfilippo. Russell currently serves as a member of the board of directors of Kadant, Inc. (NYSE: KAI), and Sanfilippo currently serves on the board of Papa John’s International, Inc. (Nasdaq: PZZA). Russell and Sanfilippo were added under an agreement announced in February with shareholder HG Vora Capital Management, LLC.

“We are pleased to welcome Erin and Anthony to Tivity Health’s Board of Directors,” said Kevin G. Wills, Chairman of the Board. “We believe Erin’s experience in healthcare and Anthony’s leadership as the former CEO of two successful public companies with a focus on customer experiences in hospitality, will prove highly beneficial to the Company.”

Robert J. Greczyn, Jr., Interim Chief Executive Officer of Tivity Health, said, “Erin and Anthony are both highly respected industry leaders, and we look forward to their unique insights, judgement and counsel. I am confident that our Board and management team will benefit from these two new highly qualified board members.”

In addition to Sanfilippo and Russell, Tivity Health’s Board of Directors includes Sara J. Finley, Robert J. Greczyn, Jr., Peter A. Hudson, M.D., Beth M. Jacob, Bradley S. Karro, Paul H. Keckley, Ph.D., Benjamin A. Kirshner, Lee A. Shapiro, Daniel G. Tully, and Kevin G. Wills (Chairman).

Erin L. Russell Biography

Russell brings extensive financial expertise, especially with capital and credit markets, along with previous board service for healthcare companies. Prior to joining Kadant, she was a principal of Vestar Capital Partners, L.P. (“Vestar”), a private equity firm specializing in management buyouts, recapitalizations and growth equity investments, from August 2001 until April 2017. Russell has extensive experience evaluating companies and investment opportunities, and served on boards for healthcare companies, including DeVilbiss Healthcare LLC, a company that designs, manufactures and markets respiratory medical products, and 21st Century Oncology Inc., a provider of state-of-the-art radiation therapy and integrated cancer treatments. Russell received a bachelor’s degree in accounting from McIntire School of Commerce, University of Virginia and a Master of Business Administration from Harvard Business School.

Anthony M. Sanfilippo Biography

Sanfilippo brings extensive operational and senior leadership experience in the hospitality industry and led a variety of strategic initiatives including the sale of Pinnacle Entertainment to Penn National Gaming. He served as the Chairman of the Board and the Chief Executive Officer for Pinnacle Entertainment Inc., a publicly traded gaming hospitality company. Prior to joining Pinnacle, Sanfilippo served as President, Chief Executive Officer and board member of Multimedia Games Inc., a publicly traded creator and supplier of comprehensive technology systems, content and electronic gaming devices for various segments of the gaming industry.  In addition, he co-founded Sorelle Capital, Sorelle Entertainment and Sorelle Hospitality, a series of firms focused on investing in and helping grow companies with entrepreneurs in hospitality sectors and related real estate ventures.

About Tivity Health, Inc.

Tivity Health® (Nasdaq: TVTY) is a leading provider of healthy life-changing solutions, including SilverSneakers®, Nutrisystem®, Prime® Fitness, Wisely Well™, South Beach Diet® and WholeHealth Living®. We are actively addressing the social determinants of health, defined as the conditions in which we work, live and play. From improving health outcomes to reversing the narrative on inactivity, food insecurity, social isolation and loneliness, we are making a difference and are transforming the way we do health. Learn more at TivityHealth.com.